Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Inna Vyadro	Paul Brauneis
Director of Investor Relations	Chief Financial Officer
Avici Systems	Avici Systems
978-964-2000	978-964-2000
ivyadro@avici.com	pbrauneis@avici.com

Avici Systems Reports First Quarter 2003 Results

Focus on Cost Yields Year Over Year Improvement

North Billerica, MA, April 24, 2003—Avici Systems Inc. (NASDAQ: AVCI), today reported its first quarter results for the three month period ended March 31, 2003.

Gross revenue for the first quarter ended March 31, 2003 was $7.6 million compared to $9.2 million for the comparable three month period ended March 31, 2002. Revenue, net of common stock warrant discount, for the March 2003 quarter was $6.8 million, compared to $8.4 million for the same period last year.

GAAP net loss for the first quarter ended March 31, 2003 was $12.7 million, or $1.03 per share compared to a GAAP net loss of $17.7 million, or $1.42 per share in the prior year’s first quarter. GAAP net loss for the 2003 and 2002 first quarter periods includes $1.3 million and $2.2 million, respectively, for non-cash equity based charges, namely common stock warrant discount and stock based compensation.

Cash, marketable securities and long-term investments totaled $112.7 million at March 31, 2003.

All share and per share data for the three months ended March 31, 2002 has been restated to give effect to a one for four reverse stock split which became effective on November 8, 2002.

“This quarter we expanded our channel relationships by adding multiple international partners to sell and support our products,” said Steve Kaufman, President and CEO. “We also demonstrated significant improvements in year-over-year operating costs and gross margin percentage through our sustained focus on improving our bottom line.”

Avici will discuss these quarterly results in an investor conference call today at 8:30 AM eastern daylight savings time. The conference telephone number is 888-273-9889. A replay of the conference call will be available after 1 PM. Replay information will be available at 800-745-6701, access code: 682136. Replay of this call is also available on Avici’s Web site, www.avici.com, along with a copy of this release.

About Avici Systems

Avici Systems Inc., headquartered in North Billerica, Mass., is a leading provider of purpose-built carrier-class routing solutions for the Internet. Avici’s family of routers is designed to meet carrier requirements for the highest scalability, reliability and network availability, while lowering the total cost of building and operating their networks. The company’s routing systems provide new IP solutions to some of the world’s leading service providers. For more information, please visit us at www.avici.com.

This release contains information about Avici’s future expectations, plans, and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. When used in this press release, the word “will”, “expected” and other similar expressions are intended to identify such forward looking statements. Such risks and uncertainties include, but are not limited to, market acceptance of Avici products, services and enhancements, customer purchasing patterns and commitments, development of the market place, timely product development and enhancement, intensity of competition of other vendors, technological changes and other risks set forth in Avici’s filings with the Securities and Exchange Commission.

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AVICI SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(unaudited)

	Three Months Ended March 31,
	2003	2002
Revenue:
Product	$6,663	$8,436
Service	927	791

Total gross revenue	7,590	9,227
Less – Common stock warrant discount – Product	(817)	(817)

Net revenue	6,773	8,410

Cost of revenue – Product	3,261	5,459
Cost of revenue – Service	762	443

Total cost of revenue	4,023	5,902

Gross margin	2,750	2,508

Operating expenses:
Research and development (1)	11,341	14,413
Sales and marketing (1)	2,801	3,696
General and administrative (1)	1,541	1,879
Stock-based compensation	452	1,344

Total operating expenses	16,135	21,332

Loss from operations	(13,385)	(18,824)
Interest income, net	685	1,101

Net loss	$(12,700)	$(17,723)

Net loss per basic and diluted share	$(1.03)	$(1.42)

Weighted average common shares used in computing basic and diluted net loss per share	12,340,912	12,438,932

(1) Excludes non-cash, stock-based compensation, as follows:
Research and development	$276	$829
Sales and marketing	88	256
General and administration	88	259

	$452	$1,344

AVICI SYSTEMS INC.

NON-GAAP CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(unaudited)

Note 1

	Three Months Ended March 31,
	2003	2002
Revenue:
Product	$6,663	$8,436
Service	927	791

Total gross revenue	7,590	9,227

Cost of revenue—Product	3,261	5,459
Cost of revenue – Service	762	443

Total cost of revenue	4,023	5,902

Gross margin	3,567	3,325

Operating expenses:
Research and development	11,341	14,413
Sales and marketing	2,801	3,696
General and administrative	1,541	1,879

Total operating expenses	15,683	19,988

Loss from operations	(12,116)	(16,663)
Interest income, net	685	1,101

Non-GAAP net loss	$(11,431)	$(15,562)

Non-GAAP net loss per basic and diluted share	$(0.93)	$(1.25)

Weighted average common shares used in computing net loss per share:
Basic and diluted	12,340,912	12,438,932

Note 1 – the above non-GAAP consolidated statements of operations for the three months ended March 31, 2003 and March 31, 2002 are not presented in accordance with generally accepted accounting principles (GAAP) and are presented for informational purposes only. These statements exclude the impact of non-cash charges related to common stock warrant discount and stock based compensation. The Company believes that this presentation of non-GAAP results provides helpful information to both management and investors in assessing our operating results.

	Three months ended March 31,
	2003	2002
Non-GAAP net loss	$(11,431)	$(15,562)
Common stock warrant discount	(817)	(817)
Non-cash stock based compensation	(452)	(1,344)

GAAP net loss	$(12,700)	$(17,723)

AVICI SYSTEMS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	March 31, 2003	December 31, 2002
Assets
Cash and marketable securities	$77,108	$82,832
Inventories, net	844	1,147
Trade accounts receivable, net	4,323	2,593
Other current assets	1,329	1,364

Total current assets	83,604	87,936
Long-term investments	35,587	42,257
Property and equipment, net	23,243	27,438
Other assets	523	523

Total assets	$142,957	$158,154

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$12,707	$12,531
Deferred revenue	6,662	9,973
Current portion of capital lease obligations	502	707
Long-term liabilities	—	46
Stockholders’ equity	123,086	134,897

Total liabilities and stockholders’ equity	$142,957	$158,154

December 31, 2002 amounts are derived from audited financial statements.